Exhibit 13(c)

Sweater Cashmere Fund
Exhibit 13(c) to Form N-CSR

Portfolio Management
and Related Matters

12.	Proxy Voting Policy and Procedures

The Sweater Cashmere Fund (the “Fund”) has adopted the following Proxy Voting Policy and Procedures (the “Fund’s Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of the Fund’s shareholders.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund and its shareholder’s investments. Sweater Industries LLC(the “Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

1.	Delegation of Proxy Voting to the Adviser

The Adviser shall vote all proxies relating to securities held by the Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“1940 Act”).

2.	Disclosure of Proxy Voting Policy and Procedure in the Fund’s Statement of Additional Information (“SAI”) and Annual Report to Shareholders

The Fund shall include in annual report to shareholders on Form N-CSR, and in any SAI filed with the Securities and Exchange Commission (“SEC”) in connection with a registration statement on Form N-1A a summary of the Proxy Policy. In lieu of including a summary of policy, the Fund may include the policy in full.

3.	Material Conflicts of Interest

If (i) the Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund, and (b) the Adviser or any of affiliated persons; and (ii) the Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser will follow the material conflict of interest procedures set forth in the Adviser’s Proxy Policy when voting such proxies.

4.	Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser, as set forth above. Consistent with this delegation, the Adviser is responsible for the following:

•	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the 1940 Act, reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted.

•	Providing a summary of the material changes to a proxy policy during the period covered by the Adviser CCO’s annual compliance report to the Board to the Fund’s Chief Compliance Officer (“CCO”), and a redlined copy of such Proxy Policy as applicable.

•	The Adviser CCO shall review each applicable Proxy Policy at least annually to ensure compliance with Rule 206(4)-6 under the 1940 Act, and appear reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund which owns the portfolio securities voted, as applicable.

Portfolio Management
and Related Matters

5.	Review Responsibilities

The Adviser may retain a proxy-voting service to coordinate, collect, and maintain all proxy-related information.

If the Adviser retains a proxy-voting service, the Adviser will review the Fund’s voting records maintained by the service provider, select a sample of proxy votes from those submitted, and examine them against the proxy voting service files for accuracy of the votes at least annually in regard to adhering to foregoing policy guidelines.

6.	Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will file its complete proxy voting record with the SEC on Form N-PX annually by August 31 of each year.

The Fund’s Administrator will be responsible for the oversight and completion of the filing of Form N-PX with the SEC. The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30, and the filing for each year will be made with the SEC on or before August 31 of that year.

7.	Recordkeeping

Documentation of all votes for the Fund will be maintained by the Adviser through a third-party proxy voting service.

Adopted:

1.	Proxy Voting and Corporate Actions

Under Rule 206(4)-6 of the Advisers Act, it is a fraudulent, deceptive, or manipulative course of business for an investment adviser to exercise voting authority with respect to client securities, unless the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interests of its clients. Under the Rule, the adviser must also disclose its proxy voting policies and procedures to clients and provide them to clients upon request. In addition, the adviser must also provide clients with information on how the adviser voted the proxies on their securities, upon request.

Sweater’s authority to vote proxies for its clients is established through the delegation of discretionary authority under its investment advisory contracts. These policies and procedures are designed to satisfy Sweater’s duties of care and loyalty to its clients with respect to monitoring corporate events and exercising proxy authority in the best interests of such clients. The policies and procedures seek to address potential complexities which may arise in cases where Sweater’s interest conflicts or appears to conflict with the interests of its clients and to communicate with clients the methods and rationale whereby Sweater exercises proxy voting authority.

Sweater will reach its voting decisions independently, after appropriate investigation. It does not generally intend to delegate its decision making or to rely on the recommendations of any third party, although it may take such recommendations into consideration. Sweater may consult with such other experts, such as CPA’s, investment bankers, attorneys, etc., as it regards necessary to help it reach informed decisions.

Sweater may determine not to vote a proxy if: (1) the effect on the applicable client’s economic interests or the value of the portfolio holding is insignificant in relation to its portfolio; (2) the cost of voting the proxy outweighs the possible benefit to the applicable client, including without limitation situations where a jurisdiction imposes share blocking restrictions which may affect the ability to effect transactions in the related securities; or (3) Sweater otherwise has determined that it is consistent with its fiduciary obligations not to vote the proxy.

Sweater serves as the adviser to a closed end mutual fund under the Investment Company Act of 1940, as amended (the "1940 Act"). The fund does not typically invest in other mutual funds or exchange traded funds. The fund does not invest in individual equities. If the Funds were to invest in individual equities, this Proxy Voting Policy will be amended to appropriately address the Fund’s proxy policy as relevant to individual equities to the extent different than these policies. The fund primarily invests in private funds which do not involve many proxy items requiring the Adviser to vote.

If the mutual fund invests in other mutual funds (i.e., a fund of funds), Sweater seeks to benefit from the safe harbor of Section 12(d)(1)(F) under the 1940 Act. Section 12(d)(1)(F) requires that shares of underlying investment companies be voted "in the same proportion as the vote of all other holders of such security" (“echo” or “mirror” voting). Accordingly, when voting proxies for the mutual fund, Sweater will vote in the same proportion as all other voting shareholders of the underlying funds.

Sweater will use its internal policies and procedures when collecting information for the Fund to complete and file Form N–PX which is used by the Fund to file reports with the SEC containing the Fund’s proxy voting record for the most recent 12-month period ending June 30. This form contains the relevant information to identify the securities issuer, ticker, cusip or other identifying information, dates to include shareholder meeting date and reporting period, the subject matter of the vote, the proposal type, and whether the Firm voted on the matter, a summary of the vote cast (i.e., noting mirror voting). Where a proxy proposal raises a material conflict between the interests of Sweater, any affiliated person(s) of Sweater, the Distributor or any affiliated person of the Distributor, or any affiliated person of the Fund and the Fund’s shareholder’s interests, Sweater will resolve the conflict by voting in accordance with the policy guidelines or at the Fund’s directive using the recommendation of an independent third party. If the third party’s recommendations are not received in a timely fashion, Sweater will abstain from voting.

The CCO or designee is responsible for maintaining accurate records of all proxies voted to include any analysis or supporting document used in completing the Form N-PX. The proxy voting records are maintained in accordance with the Firm’s Books and Records requirements.